Exhibit 10.41

[Includes material for which confidential treatment has been requested. Confidential material is deleted and marked with [***] ]

SALES CONTRACT

THIS AGREEMENT IS ENTERED INTO by and between ACME CHEMICAL MARKETING, L.L.C., (hereinafter “seller” or “ACME”) whose address is 12020 West Hwy. 290, Suite C, Austin, TX 78737 and KMG-BERNUTH, INC., (hereinafter “buyer”) whose address is 10611 Harwin Drive, Suite 402, Houston, Texas 77036.  Seller and buyer collectively are referred to as the “parties.”

This AGREEMENT is effective on the 1st of January 2008.

During the contract term of this AGREEMENT, seller agrees to sell to buyer and buyer agrees to purchase from and pay seller for the products hereinafter specified at the price, and in quantities, subject to the following terms:

1.                                      NATURE OF GOODS AND SALES TERMS

a.                                       Products:

[***] Solvent A and Solvent B.

b.                                       Quantity:

The quantity for [***] Solvent A and [***] Solvent B shall be [***].

c.                                       Measurement:

Weight scale tickets to be provided by seller.

d.                                       Quality:

Quality shall be as per the specifications on Addendum 1.  Each batch of Products shall be sampled by seller for flash point, density, and penta solvency.  The sampling will be done for seller by a third party taking a composite of a top, middle and bottom sample from the tank, and the third party will test for flash point, density and penta solvency.  Sampling analyses from each batch shall be provided to buyer.

e.                                       Delivery Terms:

[***] Solvent A and Solvent B - [***].

f.                                         Price:

[***]

g.                                      Payment Terms:

Net thirty (30) days from invoice date.  If any invoice for Products is not paid when due by buyer, then unpaid amount due under such invoice will be increased by the annual prime interest rate as published and quoted in the Wall Street Journal, plus two (2) percent (2%) pro rated for the number of delinquent days.  Delinquent days is defined as the number of business days from the invoice due date until the date payment is received.  The prime interest rate to be used will be that rate charged for loans made to substantial and responsible commercial borrowers.  In no event shall the interest rate charged hereunder exceed the maximum rate allowed under applicable law.

2.                                      SELLER’S TITLE; DELIVERY AND RISK OF LOSS

Seller hereby expressly warrants that it has the right to transfer marketable title free and clear of any liens or encumbrances to the Products sold and delivered hereunder, and that the seller has full right and authority to transfer such title and effect delivery of such Products to the buyer.

[***] Solvent A and B are sold [***].  Title and risk of loss for [***] Solvent A and B sold by seller shall pass to buyer at the time the product passes the flange connection between the shore tank loading hose at the loading terminal and the truck tank trailer and/or rail car loading flanges.

3.                                      PRODUCT WARRANTY; RESPONSIBILITY, INDEMNIFICATION AND HOLD HARMLESS

Seller warrants that its Products sold hereunder shall conform to the parties agreed upon specification.  Seller disclaims all other warranties, express implied including the warranties of merchantability or fitness of the Products for any particular purpose even if such purpose is known to the seller.

Buyer is fully responsible to seller for any potential liability pertaining to any products that the buyer and/or its customers produce through the use of [***] Solvent A or B.

Seller and its representatives, employees, invitees, and licensees shall not be responsible for, and shall be indemnified, and held harmless, by buyer from, and against, any, and all loss, liability, claims, causes of action or lawsuits based on, or arising out of: (i)  any breach of a representation, warranty, or covenant of buyer under this agreement, and (ii) any injuries, including death, to persons or damages to or destruction of any property sustained in connection with or to have arisen out of or incidental to the performance of this contract by buyer, its agents, employees, and its customers, their agents, and employees, regardless of whether such claims or actions are founded in whole or part upon the alleged negligence of seller, its representatives, or employees, agents, invitees, or licensees thereof.  The buyer’s obligation to seller to indemnify and hold harmless includes the buyer’s express obligation to defend the seller from any actions defined above.

4.                                      SPECIAL CONDITIONS

a.                                       Seller and buyer agree to abide by all federal, state, and local laws and regulations regarding this product sale.

b.                                      Seller and buyer agree to the express terms of the “Confidentiality/Non-Disclosure” and “Non-Circumvention” provisions provided by this Agreement.

c.                                       Seller shall provide buyer with Material Safety Data Sheets (“MSDS”) for the Products to be sold hereunder.

d.                                      KMG will exclusively schedule the loading of the Products through the seller.

5.                                      CONFIDENTIALITY AND NON-DISCLOSURE

The Confidential Information of a party is information, which is confidential and proprietary to such party, including, but not limited to, confidential and proprietary Product information, blending, formulation and feed stream data, information respecting customers or suppliers, analytical test methods, specifications, or other information required to complete the production and/or the evaluation of the Products.  Confidential Information is, and shall be, entitled to protection hereunder, whether or not such information is oral or written.

The parties expressly agree that:

a.               Confidential Information is and shall remain the sole property of the owner thereof.  The parties hereto acknowledge that seller and buyer consider the Confidential Information:

i.                 To be proprietary, confidential, and valuable;

ii.             To consist of trade secrets entitled to the fullest protection available by law; and

iii.         To have taken the parties and their strategic professionals, employees and its agents a substantial amount of time and money to research, assemble, and formulate.

b.               The parties agree to keep the terms and conditions of this Agreement confidential.  This provision of this section 5 shall remain in full force and effect after the expiration or termination of this Agreement for a period of five (5) years.

c.               After the execution of this Agreement, if the Agreement is modified, cancelled, or terminated, each parties agrees to return or destroy all Confidential Information received from the other party.

d.               If, in the opinion of counsel for a party, any of the other party’s  Confidential Information is required to be disclosed pursuant to law, regulation, or court order, the other party shall be given prompt, written notice (at least ten (10) business days notice) in order to allow it to take whatever action it deems necessary to protect its Confidential Information.  In the event that no protective order or other remedy is obtained, or a party waives compliance with the terms of this Agreement, the disclosing party will furnish only that portion of the Confidential Information which it is advised by counsel is legally required.

6.                                      NON-CIRCUMVENTION

Each party hereby agrees that it will not, and that its affiliates, shareholders, principals, employees, and/or other representatives, will not circumvent the other party directly or indirectly, nor interfere with, or otherwise change the commercial arrangement that the parties have with their respective principals, customers and suppliers whom each party has found, presented, or introduced to the other for the purpose of consummating this commercial transaction.  Furthermore, the parties shall not circumvent each other on any such commercial arrangements with each other’s principals, customers, or suppliers, with any add-ons, third-party assigns, renewals, re-negotiations, extensions, overages, parallel contracts or any other arrangements. Any changes or alterations to the commercial arrangements noted above must be approved and expressly agreed to in writing by both parties.

Buyer expressly agrees not to contact seller’s customers/suppliers directly or indirectly to discuss this Agreement, pricing, and other terms of the Agreement.

Buyer will not purchase seller’s feed streams and/or products produced from seller’s feed streams directly (from seller’s suppliers) or indirectly (through other processors, formulators, brokers, traders, third parties, etc.) from seller’s suppliers.  The use of the words “feed stream” in this Agreement is defined as, and includes, any raw materials purchased by seller from the following list of suppliers/generators:

[***]

Seller expressly agrees that, except with the written consent of buyer, it will not: (i) contact buyer’s customers/suppliers directly or indirectly to discuss this Agreement or the Products, or (ii) sell the Products or P9 oil to buyer’s customers.  This Agreement does not prohibit seller from selling diesel, diesel replacement or fuel oil material to buyer’s customers.

The provisions of this section 6 in favor of seller pertain only to the Products that seller is selling to buyer under this Agreement and the feed streams pertaining thereto.

The provisions of this section 6 shall remain in full force and effect after the expiration or termination of this Agreement for a period of five (5) years.

However, if Seller terminates this Agreement by its own accord, or if Seller refuses to renew this Agreement by its own accord upon the expiration of the Term(s), and Buyer is not in default under this Agreement (including, but not limited to, a default under section 6 (non-circumvention) of the Agreement), then the provisions of this section 6 shall be of no further force and effect after such termination.

7.                                      REMEDIES

Any breach or violation of the provisions in this Agreement will result in the breaching party being liable to the other party for all actual, special, consequential, and/or punitive damages, including but not limited to, all attorneys’ fees, interest, loss of profits, and loss of business reputation.

The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto, or by its successors or assigns, whether pursuant to this Agreement, any other agreement or law, shall not preclude or waive its rights to exercise any or all other rights and remedies.

8.                                      TERM

The seller will supply [***] Solvent A and Solvent B to the buyer for an initial period of two (2) years from the effective date of this contract.  Thereafter, this Agreement will automatically renew for successive one (1) year periods (each a “renewal term”) unless either party delivers to the other party a written notice of non-renewal at least ninety (90) days prior to the expiration of the then current term or renewal term.  The term and automatic renewal noted above only applies to [***] Solvent A and Solvent B.

Termination or expiration of this Agreement shall not affect any rights or obligations, which have accrued prior thereto.

9.                                      FORCE MAJEURE

Each party shall be excused from performance of its obligations hereunder in the event and to the extent that such performance is delayed or prevented by any cause beyond its reasonable control, including, without limitation, Acts of God, floods, fire, explosion, war (declared or undeclared), insurrection, labor strikes or other differences with employees, accidents to wells, pipelines, storage facilities, refinery facilities, machinery and other facilities, unforeseen shutdown or failures of the refinery units, disruption or breakdown of transportation facilities, equipment, labor or materials, acts or orders of governmental authorities, compliance (voluntary or involuntary) with applicable laws, or restrictions, conditions or requirements of applicable laws or governmental authorities.

In addition, seller’s performance of its obligations in this agreement is excused when:

(a)  there is a contingency beyond the reasonable control of seller or its suppliers (for example, war or hostilities, Acts of God, accident, fire, explosion, public protest, breakage of equipment, governmental actions or legislation, or labor difficulties) which interferes with seller’s or its suppliers’ production, supply, or transportation of feed streams, raw materials, or product, or,

(b)  seller is not able to obtain feed streams, raw materials, or energy on terms seller deems commercially acceptable. During times when performance is excused, all quantities of affected product will be eliminated from this contract without liability and seller will allocate its supplies of feed streams and/or raw materials and product among their various uses in any manner it deems fair and reasonable.  However, seller will not be obligated to obtain feed streams, raw materials, or product from other sources if there are shortfalls.

In the event that either party must invoke the provisions of this section 9, such parties shall give prompt notice of the underlying circumstances delaying or preventing performance, and give notice of the termination or such circumstances.  If the cause of the force majeure condition relates to seller’s third party processing facility, seller shall discuss such force majeure condition with buyer, and seller shall take reasonable action to overcome the condition, which may include shifting processing to another facility.  If the period during which performance is delayed or prevented as provided in this section 9 continues for more than one hundred twenty (120) days, either party may terminate this Agreement by giving notice to the other party.  However, the confidentiality and non-disclosure provision of this Agreement (section 5) and the non-circumvention provision of this Agreement (section 6) remain in full force and effect after the expiration or termination of this Agreement for a period of five (5) years.

10.                               GOVERNING LAW

This contract and all matters arising under or related to it shall be governed the laws of the state of Texas.  Furthermore, any dispute, controversy, or claim arising or relating to this Agreement shall be brought exclusively in the appropriate court in Harris County, Texas.  Each party irrevocably submits to appear before the appropriate court in Harris County, Texas.

11.                               ASSIGNMENT AND DELEGATION OF RIGHTS AND DUTIES

The rights and duties of either party under this Agreement may not be assigned or delegated without written consent of the other party, except to any parent or subsidiary company, an affiliate of such party, or to any company under common control with either party.  Any assignment in violation of this section shall be void.  Subject to such restriction, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.

12.                               WAIVER

The failure of a party hereunder to assert a right or enforce an obligation of the other party shall not be deemed a waiver of such right or obligation.  No waiver of any default under this Agreement shall operate as a waiver of any further default whether of like or different character.

13.                               NOTICES

Any and all notices to be given hereunder shall be properly given in writing and either hand delivered or sent by certified mail, return receipt requested, to a party at its address set forth herein or such address as a party may hereafter specify by written notice to the other.

14.                               SEVERABILITY

If any clause or section of this Agreement shall be determined to be unenforceable or unlawful, the remaining items shall remain in force.

15.                               MERGER CLAUSE

This Agreement constitutes the entire understanding of the parties with respect to the matters herein contained and supersedes any and all prior written or oral agreements or undertakings regarding such matters.  This Agreement may be modified ONLY by written agreement signed by the parties.

IN WITNESS WHEREOF, the parties hereto have caused the foregoing Agreement to be executed as of the date set forth above.

SELLER:		BUYER:
ACME CHEMICAL MARKETING L.L.C.		KMG-BERNUTH, INC.

By: Bruce Yanta, Director/CEO		By: Neal Butler, President / CEO

By:	/s/ Bruce Yanta	By:	/s/ Neal Butler

Date:	2/14/08	Date:	2/14/08